UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PETROGRESS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

Petrogress, Inc.

CONSULTING AGREEMENT

(Full title of the agreement)

AMERICAN INCORPORATORS LTD.

1013 CENTRE ROAD SUITE 403-A

WILMINGTON DE 19805

Phone:  302-421-5752

 (Name and address of agent for service)

(302) 421-5752

(Telephone number, including area code, of agent for service)

Copies to:

JEFF MCPHAUL

WINSTEAD P.C.

500 WINSTEAD BUILDING

2728 N. HARWOOD STREET

DALLAS, TEXAS 75201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	(Do not check if a smaller reporting company)
		Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. [   ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	10,000,000 Shares (1)	$0.042	$420,000	$48.69

(1) Pursuant to Rule 416(a), this registration statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions. (2) Estimated pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933, solely for purposes of calculating the registration fee. The price for the shares under the plan is based upon the last average of the high bid and low ask prices of the Common Stock as of September 22, 2017, as reported on the OTC Bulletin Board.

CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

	Form S-8 Item Number and Caption	Caption in Prospectus

1.	Forepart of Registration Statement and Outside Front Cover Page of Prospectus	Facing Page of Registration Statement and cover page of Prospectus

2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Cover Page of Prospectus and Outside Cover Page of Prospectus

3.	Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges	Not Applicable

4.	Use of Proceeds	Not Applicable

5.	Determination of Offering Price	Not Applicable

6.	Dilution	Not Applicable

7.	Selling of Security Holders	Sales by Selling Security Holder

8.	Plan of Distribution by Selling Security Holder	Cover Page of Prospectus and Sales

9.	Description of Securities to be Registered	Description of Securities;

10.	Interest of Named Experts and Counsel	Legal Matters

11.	Material Changes	Not Applicable

12.	Incorporation of Certain Information by Reference	Incorporation of Certain Documents by Reference

13.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Indemnification of Directors and Officers; Undertakings

DATED: September 22, 2017

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Agreement Information

Effective July 31, 2017, Petrogress, Inc. (the “Company”) entered into a consulting agreement with Charles Stidham (the “Agreement”). The number of shares of common stock of the Company that are available for issuance under the Agreement is 10,000,000 shares of the Company’s Common Stock, $0.001 par value. This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (the “Commission”) for the purposes of registering the 10,000,000 shares of the Company’s Common Stock issuable under the Agreement.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Agreement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Plan Annual Information

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement and incorporated by reference in the Section 10(a) prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Written request should be made to Investor Relations Petrogress, Inc., at 757 Third Avenue, Suite 2110, New York, NY 10017.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (“Exchange Act”) are hereby incorporated by reference in this Registration Statement:

1.

The Company’s Current Reports on Form 8-K and 8-K/A filed with the Commission on September 27 and 30, 2016, October 18, 2016, November 1, 2016, December 1, 2016, January 20 and 24, 2017, June 23, 2017, and July 21, 2017.

2.	Annual Report on Form 10-K and 10-K/A for the period from January 1, 2016, to December 31, 2016, filed on April, 13, 2017, and May 15, 2017.

3.

The Company’s Quarterly Reports, for the quarter ended June 30, 2016, as filed on August 24, 2016, and amended October 18, 2016, and January 23, 2017; for the quarter ended September 30, 2016, as filed on February 22, 2017; for the quarter ended March 31, 2017, filed on May 22, 2017; and for the quarter ended June 30, 2017, filed on August 14, 2017.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation provide that we will indemnify our directors and officers to the fullest extent not prohibited by Delaware law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

5	Opinion of Winstead PC

10.1	Petrogress, Inc. Consulting Agreement dated July 31, 2017

23.1	Consent of Auditors

23.2	Consent of Winstead PC, contained in the opinion filed as Exhibit 5

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature page follows.]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Piraeus, Greece, on this September 22, 2017.

Christos P. Traios

By:	/s/ Christos P. Traios
Christos P. Traios
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christos P. Traios	Chief Executive Officer	September 22, 2017
Christos P. Traios	(Principal Executive Officer)

	Title	Date
/s/ Christos P. Traios
	Member of the Board of Directors	September 22, 2017
Christos P. Traios